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EXHIBIT 10.11

SETTLEMENT STATEMENT

    This Settlement Statement (this "Statement") is entered into in connection with the closing of the transactions contemplated by that certain Contribution Agreement dated as of November 20, 2000 between USA Networks, Inc. ("USAi") and Ticketmaster Online-Citysearch, Inc. ("TMCS") (the "Agreement"). All capitalized terms used herein without definition have the definition provided to them in the Agreement.

    USAi and TMCS agree that the spreadsheet attached hereto as Exhibit A reflects the estimated obligations of USAi and TMCS under Section 5.11 of the Agreement. In particular, the parties agree as follows as of the Closing:

1.
Ticketmaster Group, Inc., together with its subsidiaries (collectively, "TM"), have certain intercompany liabilities owed to USAi, in an aggregate amount (the "Debt Amount") set forth on a Demand Note, made by TM and payable to USAi or its order, dated as of January 29, 2001 (the "Demand Note"), a copy of which is attached hereto as Exhibit B. The Debt Amount is estimated as of the date hereof to equal $187,505,000.

2.
In order to give effect to the terms of the Agreement, including Section 5.11 thereof, USAi hereby forgives a portion of the intercompany debt owed by TM to USAi and evidenced by the Demand Note in an amount equal to the excess of the Debt Amount over the amount by which the current assets, excluding cash already swept by USAi, of TM exceed the current liabilities of TM (the "Net Working Capital") as of the Closing (such intercompany debt forgiveness to be the "Debt Forgiveness"). Following the Debt Forgiveness, intercompany debt in an amount equal to the Net Working Capital shall remain outstanding under the Demand Note. The parties agree that the estimated Net Working Capital is $20,786,000, and the estimated Debt Forgiveness is $166,719,000 (the "Estimated Debt Forgiveness"), but that such amounts shall be subject to adjustment under item 3 below.

3.
The parties agree to recalculate the amounts of the Net Working Capital and the Debt Amount as of the Closing within 30 days of the Closing. Any change in such amounts from the amount set forth herein shall be reflected on a duly adopted amendment hereto. In the event the recalculated amounts differ from the estimates set forth herein, appropriate adjustments to the amount of the intercompany debt forgiven under item 2 above will be made, with adjustments to accrued and unpaid interest made to reflect the interest due as if the Debt Forgiveness as adjusted by this item 3 was made at the Closing and not the Estimated Debt Forgiveness.

    IN WITNESS WHEREOF, the parties have executed this Settlement Statement as of the 31st day of January, 2001:

USA Networks, Inc.		Ticketmaster Online Citysearch, Inc.
By:	/s/ [Illegible]	By:

    IN WITNESS WHEREOF, the parties have executed this Settlement Statement as of the 31st day of January, 2001:

USA Networks, Inc.	Ticketmaster Online Citysearch, Inc.
By:	By:	/s/ BRAD SERWIN BRAD SERWIN Deputy General Counsel

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SETTLEMENT STATEMENT